Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Registrant: SUFFOLK BANCORP

Subsidiary	Jurisdiction of Organization
SUFFOLK COUNTY NATIONAL BANK (wholly owned subsidiary)	United States

SUFFOLK GREENWAY, INC. Real Estate Investment Trust (wholly owned subsidiary)	New York

SCNB FINANCIAL SERVICES, INC. Investment and Insurance Agency (wholly owned subsidiary)	New York

OSPREY REAL PROPERTY, INC. Real Estate Holding Company (wholly owned subsidiary)	New York

OSPREY REAL PROPERTY II, INC. Real Estate Holding Company (wholly owned subsidiary)	New York